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                                                                     Exhibit 8.1
                              September 13, 1995



Board of Directors
Cellcor, Inc.
200 Wells Avenue
Newton, MA  02159

          Re: Proposed Merger of Cellcor, Inc. with and into Cellcor Acquisition Corp., a wholly-owned subsidiary of Cytogen Corporation.


Gentlemen:

          We have acted as counsel to Cytogen Corporation, a Delaware corporation ("Cytogen"), in connection with the contemplated merger (the "Merger") of Cellcor, Inc. with and into Cellcor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Cytogen ("Merger Sub"), pursuant to an Agreement and Plan of Merger, dated as of June 15, 1995, as amended, by and among Cytogen, Merger Sub and Cellcor (the "Merger Agreement"). This opinion is being delivered pursuant to section 6.2.3 of the Merger Agreement.

          All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement/Prospectus of Cytogen and Cellcor issued with respect to the Merger (the "Proxy Statement/Prospectus").

          The elements of the Merger are as follows:

          1. Merger Sub was organized as a wholly-owned subsidiary of Cytogen, for the sole purpose of consummating the Merger.

          2.   Pursuant to the Merger Agreement:

               a. Cellcor will be merged with and into Merger Sub, the separate existence of Cellcor shall cease and Merger Sub shall be the surviving corporation in the Merger;
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Board of Directors
Cellor, Inc.
September 13, 1995
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               b. Each outstanding share of Cellcor Common Stock (other than shares held by Cellcor as treasury stock or by Cytogen or Merger Sub) shall be converted into .60 shares of Cytogen Common Stock;

               c. Each outstanding share of Cellcor Preferred Stock (other than shares held by Cellcor as treasury stock or by Cytogen or Merger Sub) shall be converted into 218.94 shares of Cytogen Common Stock; and

               d. Each share of Cellcor Common Stock and Cellcor Preferred Stock that is held by Cellcor as treasury stock or that is held by Cytogen or Merger Sub shall be cancelled.

          3. Shares of Cellcor Common Stock or Cellcor Preferred Stock (collectively referred to herein as "Cellcor Shares") held by persons who properly demand appraisal rights under Delaware law ("Dissenting Shares") will be cancelled and retired, and the holders will receive only those payments to which they are entitled under Section 262 of the Delaware General Corporation Law.

          4. No fraction of a share of Cytogen Common Stock will be issued in the Merger. In lieu thereof, each holder of a share of Cellcor Shares who would otherwise be entitled to a fraction of a share of Cytogen Common Stock will receive an amount of cash equal to the value (determined by taking the average of the last reported sale price of the Cytogen Common Stock as reported on the Nasdaq National Market on each of the ten trading days immediately preceding the date of the Effective Time) of such fractional share.

          5. Pursuant to the Merger Agreement, holders of record of Cellcor Common Stock will be given the opportunity to purchase 1.118 shares of Cytogen Common Stock for each share of Cellcor Common Stock held on the record date at the price of $3.89 per share of Cytogen Common Stock (the "Subscription Rights"). The grant of the Subscription Rights in connection with the transaction is treated, for purposes of this opinion, as being issued, in addition to the shares of Cytogen Common Stock, to the holders of Cellcor Common Stock pursuant to the Merger.

          The obligation of Cytogen to effect the Merger is subject to a number of conditions contained in the Merger Agreement, including, among others, the receipt of this opinion.

          We have assumed the following facts to be true:
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Board of Directors
Cellcor, Inc.
September 13, 1995
Page 3


               a. The fair market value of the Cytogen Common Stock and other consideration received by each Cellcor stockholder will be approximately equal to the fair market value of the Cellcor Shares surrendered in the exchange.

               b. The payment of cash in lieu of fractional shares of Cytogen Common Stock is solely for the purpose of avoiding the expense and inconvenience to Cytogen of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the stockholders of Cellcor instead of issuing fractional shares of Cytogen Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the stockholders of Cellcor in exchange for their Cellcor Shares. The fractional share interests of each Cellcor stockholder will be aggregated, and no Cellcor stockholder will receive cash in an amount greater to or greater than the value of one full share of Cytogen Common Stock.

               c. There is no plan or intention by the stockholders of Cellcor who own five percent or more of the Cellcor Shares, and to the best of the knowledge of the management of Cellcor, there is no plan or intention on the part of the remaining stockholders of Cellcor to sell, exchange, or otherwise dispose of a number of shares of Cytogen Common Stock received in the Merger that would reduce the Cellcor stockholders' ownership of Cytogen Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of Cellcor as of the same date. For this purpose, Cellcor Shares exchanged for cash (i.e., in lieu of fractional shares), considered exchanged in part for the Subscription Rights, and surrendered by dissenters will be treated as outstanding Cellcor Shares as of the Effective Time. Cellcor Shares and shares of Cytogen Common Stock held by stockholders of Cellcor and otherwise sold, redeemed, or disposed of prior or subsequent to the Effective Time in contemplation of the Merger will also be considered.

               d. Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Cellcor immediately prior to the Merger. For this purpose, amounts paid by Cellcor to dissenters, to
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Board of Directors
Cellcor, Inc.
September 13, 1995
Page 4


          pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Cellcor will be included as assets of Cellcor immediately prior to the Effective Time.

               e. Prior to the Effective Time, Cytogen will be in control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

               f. Merger Sub has no plan or intention to issue additional shares of its stock that would result in Cytogen losing control of Merger Sub within the meaning of Section 368(c) of the Code.

               g. Cytogen has no plan or intention to reacquire any of its stock issued in the Merger.

               h. Cytogen has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation; to sell or otherwise dispose of the stock of Merger Sub except for transfers of stock to corporations controlled by Cytogen; or to cause Merger Sub to sell or otherwise dispose of any of its assets or of any of the assets acquired from Cellcor, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

               i. The liabilities of Cellcor assumed by Merger Sub, and the liabilities to which the transferred assets of Cellcor were subject, were incurred by Cellcor in the ordinary course of its business.

               j. Following the Effective Time, Merger Sub will continue the historic business of Cellcor, or will use a significant portion of Cellcor's historic business assets in a business.

               k. Cytogen, Merger Sub, Cellcor and the stockholders of Cellcor will pay their respective expenses, if any, incurred in connection with the transaction.

               l. There is no intercorporate indebtedness existing between Cytogen and Cellcor or between Merger Sub and Cellcor that was issued, acquired, or will be settled at a discount.
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Board of Directors
Cellcor, Inc.
September 13, 1995
Page 5

               m. No two parties to the Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

               n.  No stock of Merger Sub will be issued in the Merger.

               o. On the date of the Merger, the fair market value of the assets of Cellcor transferred to Merger Sub will exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

               p. Cellcor is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               q. Cytogen, Cellcor and Merger Sub are entering into the Merger for good and valid business reasons.


                                    *******


          This opinion is based on the facts and assumptions set forth above.
In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement, the Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by Cytogen and Cellcor. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the
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Board of Directors
Cellcor, Inc.
September 13, 1995
Page 6


authorities upon which our opinion is based could affect our conclusions.


                                    *******


          Based solely upon the foregoing, we are of the opinion that, provided that the fair market value of the Subscription Rights granted in connection with the transaction plus the amount of cash received by the Cellcor shareholders pursuant to the exercise of applicable dissenters' appraisal rights or in lieu of fractional shares of Cytogen Common Stock does not exceed 50% of the sum of
(i) the fair market value of the Cytogen Common Stock issued in connection with the Merger, (ii) the fair market value of the Subscription Rights and (iii) the amount of cash received by the Cellcor shareholders pursuant to the exercise of applicable dissenters' appraisal rights or in lieu of fractional shares of Cytogen Common Stock, under current law for federal income tax purposes:

              i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Cytogen, Merger Sub and Cellcor will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

              ii) No gain or loss will be recognized by Cytogen, Merger Sub or Cellcor as a result of the Merger;

              iii) No gain or loss will be recognized by any stockholder of Cellcor in connection with the Merger (except as described in paragraph (iv) below with respect to the grant of the Subscription Rights, in paragraph (vii) below with respect to cash, if any, received in lieu of any fractional share interest of Cytogen Common Stock, and in paragraph (viii) below with respect to cash received for Dissenting Shares);

              iv) Upon receipt of the Subscription Rights, a holder of Cellcor Common Stock will recognize gain, if any, equal to the lesser of (1) the gain realized by the holder with respect to the Merger, measured by the difference between (a) the fair market value of the Subscription Rights and Cytogen Common Stock (including the amount, if any, of cash received in lieu of a fractional share) received in connection with the transaction and (b) the holder's adjusted tax basis in the shares of Cellcor capital stock surrendered in connection with the Merger and (2) the fair market value of the Subscription Rights received. Provided the shares of Cellcor Common Stock are held as a capital asset, any such gain will be capital gain, provided that all or a
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Board of Directors
Cellcor, Inc.
September 13, 1995
Page 7


portion of such gain may be characterized as a dividend (taxable at ordinary income rates) to the extent of the accumulated earnings and profits of Cellcor at the Effective Time, subject to the provisions and limitations of Section 302 of the Code;

               v) The tax basis of the shares of Cytogen Common Stock received in the Merger by any stockholder of Cellcor will be the same as the tax basis of such stockholder's Cellcor Shares exchanged therefor, increased by the amount of gain, if any, recognized by the stockholder as a result of the receipt of the Subscription Rights and reduced by the fair market value of the Subscription Rights received and further reduced by the basis of any fractional share interest for which cash is received in the Merger;

               vi) The holding period of the Cytogen Common Stock received by a stockholder of Cellcor in the Merger will include the holding period of the Cellcor Shares exchanged therefor, provided the Cellcor Shares are held as a capital asset by the stockholder as of the Effective Time;

              vii) Cash received in lieu of a fractional share of Cytogen Common Stock will be treated as a distribution in redemption of a fractional share of Cytogen Common Stock received pursuant to the Merger, subject to the provisions of Section 302 of the Code; and

             viii) Cash received by a stockholder of Cellcor who has perfected his rights as a dissenting stockholder under the Delaware General Corporation Law will be treated as a distribution in redemption of the Dissenting Shares, subject to the provisions and limitations of Section 302 of the Code.


                                    *******


          The foregoing opinion may not be applicable to Cellcor stockholders who are subject to special treatment under the federal income tax laws (including, for example, persons who acquired Cellcor Shares pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, non-United States persons, and tax-exempt organizations).

          Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger or of any transactions related thereto. This opinion is solely for the benefit of you and your shareholders and is not to
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Board of Directors
Cellcor, Inc.
September 13, 1995
Page 8


be used, quoted, circulated or otherwise referred to without our express written permission. Notwithstanding the previous sentence, we hereby consent to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus forming a part of the Registration Statement filed on Form S-4 by Cytogen with the Securities and Exchange Commission in connection with this transaction. We also consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.

                                    Very truly yours,


                                    DECHERT PRICE & RHOADS